UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________________
FORM 8-K
______________________
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 20, 2024
______________________
Origin Materials, Inc.
(Exact name of registrant as specified in its charter)
______________________

Delaware	001-39378	87-1388928
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

930 Riverside Parkway, Suite 10 West Sacramento, CA	95605
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: +1 (916) 231-9329
N/A
(Former Name or Former Address, if Changed Since Last Report)
______________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	ORGN	The NASDAQ Capital Market
Warrants, each whole warrant exercisable for one share of Common Stock at an exercise price of $11.50 per share	ORGNW	The NASDAQ Capital Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.05 Costs Associated with Exit or Disposal Activities

In light of increasing near-term demand for our PET caps, on September [20], 2024, the Company affected an organizational realignment to redirect, and in some cases reduce, existing resources from non-PET cap research programs with potential longer-term economic benefits to accelerate near-term, higher-margin revenue opportunities from PET caps. Consistent with this realignment, the Company will shift to "on demand" operation of its Origin 1 facility in Sarnia, Ontario, reducing staffing while preserving the ability to generate small volumes of product sufficient to explore scale-up with strategic partners. The reorganization will result in a reduction in the company's overall cash burn and a reduction of approximately 28% of the Company's global workforce, which the Company anticipates completing by the fourth quarter of 2024, subject to compliance with statutory notice periods, where applicable. The Company expects to record a restructuring charge related to the workforce reduction of approximately $0.6 million, primarily consisting of severance and benefits costs, inclusive of cash expenditures for employee separation costs of approximately $0.5 million and non-cash charges of approximately $0.1 million for the accelerated vesting of certain equity awards. The Company expects to incur the majority of the expenses related to the workforce reduction by the end of the fourth quarter of 2024. The estimated charges are subject to a number of assumptions, including legal requirements in various jurisdictions, and actual results may differ materially from these estimates. The Company may incur additional costs not currently contemplated due to events that may occur as a result of, or that are associated with, the workforce reduction.

Forward-Looking Statements

This Current Report on Form 8-K contains certain forward-looking statements within the meaning of the federal securities laws. Forward-looking statements generally are accompanied by words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “should,” “would,” “plan,” “predict,” “potential,” “seem,” “seek,” “future,” “outlook,” and similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements include, but are not limited to, statements regarding demand for Origin's PET caps, the estimate and timing of the charges that will be incurred in connection with the Company's realignment, the potential benefits of deferring non-PET cap research programs and on-demand operation of Origin 1, with longer-term economic impacts and accelerating higher-margin revenue opportunities. These statements are based on various assumptions, whether or not identified in this Current Report on Form 8-K, and on the current expectations of Origin’s management, and are not predictions of actual performance. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and you must rely on them as, a guarantee, an assurance, a prediction, or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. Many actual events and circumstances are beyond Origin’s control. These forward-looking statements are subject to a number of risks and uncertainties, including the effects of competition on Origin’s business; the uncertainty of the projected financial information with respect to Origin; disruptions and other impacts to Origin’s business as a result of global conflicts, the impact of severe weather events, and other global health or economic crises; changes in customer demand; and those factors discussed in the Quarterly Report on Form 10-Q filed with the U.S. Securities and Exchange Commission (“SEC”) on August 14, 2024, under the heading “Risk Factors,” and other documents Origin has filed, or will file, with the SEC. While Origin may elect to update these forward-looking statements at some point in the future, Origin specifically disclaims any obligation to do so. You should not rely on these forward-looking statements as representing Origin’s assessments on any date subsequent to the date of this Current Report on Form 8-K. Accordingly, you should not place undue reliance upon these forward-looking statements.

Item 7.01. Regulation FD Disclosure.

On September 23, 2024, the Company issued a press release announcing the organizational realignment described in Item 2.05 above. A copy of the press release is attached hereto as Exhibit 99.1 to this Current Report on Form 8-K and is being furnished to the SEC and shall not be deemed filed for any purpose.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release dated September 23, 2024
104	Cover Page Interactive Data File, formatted in Inline XBRL (embedded within the Inline XBRL document).

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ORIGIN MATERIALS, INC.

Dated: September 23, 2024

	By:	/S/ Matt Plavan
Matt Plavan
Chief Financial Officer